BCB Bancorp, Inc., Announces Annual Earnings

Bayonne, N.J. - February 12, 2009 (BUSINESS WIRE) - BCB Bancorp, Inc., Bayonne, NJ (NASDAQ: BCBP - News) announced net earnings of $3.47 million for the year ended December 31, 2008 as compared to $4.44 million for the year ended December 31, 2007. Basic and diluted earnings per share were $0.75 and $0.74, respectively, for the year ended December 31, 2008 as compared to $0.92 and $0.90, respectively, for the year ended December 31, 2007. The weighted average number of common shares outstanding for the year ended December 31, 2008 for basic and diluted earnings per share calculations was 4,629,000 and 4,706,000 respectively. The weighted average number of shares outstanding for the year ended December 31, 2007 for basic and diluted earnings per share calculation purposes was 4,818,000 and 4,943,000.

Total assets increased by $15.1 million or 2.7% to $578.6 million at December 31, 2008 from $563.5 million at December 31, 2007. Total cash and cash equivalents decreased by $5.0 million or 42.4% to $6.8 million at December 31, 2008 from $11.8 million at December 31, 2007. Securities held-to-maturity decreased by $23.7 million or 14.4% to $141.3 million at December 31, 2008 from $165.0 million at December 31, 2007. Loans receivable increased by $42.1 million or 11.5% to $406.8 million at December 31, 2008 from $364.7 million at December 31, 2007. Deposit liabilities increased by $11.7 million or 2.9% to $410.5 million at December 31, 2008 from $398.8 million at December 31, 2007. Total stockholders' equity increased by $1.2 million or 2.5% to $49.7 million at December 31, 2008 from $48.5 million at December 31, 2007. The increase in stockholders' equity primarily reflects net income of $3.5 million for the year ended December 31, 2008 and the exercise of stock options during the year to purchase 104,873 shares of the Company's common stock for a total of approximately $925,000, partially offset by the repurchase of 93,029 shares of the Company's common stock through the stock repurchase plans in place and effect through the year totaling $1.3 million and cash dividends paid through the year totaling $1.9 million.

Net income decreased by $970,000 or 21.8% to $3.47 million for the year ended December 31, 2008 from $4.44 million for the year ended December 31, 2007. The decrease in net income resulted primarily from a decrease in non-interest income and increases in the provision for loan losses and non-interest expense, partially offset by an increase in net interest income and a decrease in income taxes. The decrease in non-interest income resulted primarily from an other than temporary impairment (OTTI) charge of $2.9 million on a $3.0 million investment in Federal National Mortgage Association (FNMA) preferred stock. The increase in non-interest expense resulted primarily from the discovery of a check kiting scheme by a commercial client of the Bank. The Bank recorded a $560,000 loss in other non-interest expense related to this incident. The Bank and Company anticipate that future recoveries may partially offset this loss, however there can be no assurance of the level or probability of any recovery. The Bank and the Company have notified its insurance carriers.

Net interest income increased by $2.8 million or 16.3% to $20.0 million for the year ended December 31, 2008 from $17.2 million for the year ended December 31,

2007. The increase in net interest income resulted primarily from an increase of $37.7 million or 7.2% in the average balance of interest earning assets to $564.5 million for the year ended December 31, 2008 from $526.8 million for the year ended December 31, 2007 and an increase in the average yield on interest earning assets to 6.49% for the year ended December 31, 2008 from 6.53% for the year ended December 31, 2007. The average balance of interest bearing liabilities increased by $40.3 million or 8.9% to $490.7 million at December 31, 2008 from $450.4 million at December 31, 2007 while the average cost of interest bearing liabilities decreased to 3.40% for the year ended December 31, 2008 from 3.82% for the year ended December 31, 2007. As a result of the aforementioned, our net interest margin increased to 3.54% for the year ended December 31, 2008 from 3.26% for the year ended December 31, 2007.

Donald Mindiak, President & CEO commented, "core business operational results recorded improvements during the year as net interest income increased by $2.8 million or 16.3% year over year. While several one-time items adversely affected our final operating results; the most significant of which was the OTTI charge on our FNMA preferred stock, asset and credit quality have held up well to the point where we have experienced negligible differences in delinquencies. Despite the aforementioned, we added an additional $1.3 million in loan loss reserves during the year to provide for the increased risk of loan losses resulting from the challenging economic and real estate environment and an increase in real estate owned to $1.4 million from $290,000."

"The Bank and Company have applied for TARP funding from the Federal Government, however as of year end we have received no indication from the regulatory agencies as to the disposition of our application. We remain open to the prospect of utilizing this funding, however a final determination will be reached upon information being received from those agencies about the status of our application."

Mr. Mindiak continued, "The Board of Directors, unanimously declared a quarterly cash dividend of $0.12/share, payable on Monday February 16, 2009, consistent with our prior quarter's amount which represents the Board's philosophy of providing our shareholders' with a competitive return on their investment. As financial institutions continue to manage the intricacies of this challenging operating environment, we will continue to research and explore initiatives that have the capacity of increasing franchise and shareholder value."

BCB Community Bank presently operates four offices, three located in Bayonne and one located in Hoboken, New Jersey.

Questions regarding the content of this release should be directed to either Donald Mindiak, President & CEO, or Thomas Coughlin, COO & Principal Accounting Officer at 201-823-0700.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers' businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

It also should be noted that the Company occasionally evaluates opportunities to expand through acquisition and may conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place in the future, and acquisitions involving cash, debt, or equity securities may occur. Furthermore, the timing and occurrence or non-occurrence of these events may be subject to circumstances beyond the Company's control.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Consolidated Statements of Financial Condition

                                                                                                  December 31,
                                                                                          ------------------------------
                                                                                             2008                 2007
                                                                                          ------------------------------
                                                                                          (In Thousands, except for share
                                                                                             data and per share data)
                                     Assets
     Cash and amounts due from depository institutions                                       $    3,495          $     2,970
     Interest-bearing deposits                                                                    3,266                8,810
                                                                                        ---------------      ---------------

         Cash and Cash Equivalents                                                                6,761               11,780

     Securities available for sale                                                                  888                2,056
     Securities held to maturity, fair value $143,245 and $165,660
        respectively                                                                            141,280              165,017
     Loans held for sale                                                                          1,422                2,132
     Loans receivable, net of allowance for loan losses of $5,304 and $4,065
         respectively                                                                           406,826              364,654
     Premises and equipment                                                                       5,627                5,929
     Federal Home Loan Bank of New York stock                                                     5,736                5,560
     Interest receivable                                                                          3,884                3,776
     Real Estate Owned                                                                            1,435                  287
     Deferred income taxes                                                                        3,113                1,352
     Other assets                                                                                 1,652                  934
                                                                                        ---------------      ---------------
         Total Assets                                                                          $578,624             $563,477
                                                                                        ===============      ===============
                      Liabilities and Stockholders' Equity

Liabilities

     Non-interest bearing deposits                                                              $30,561              $35,897
     Interest bearing deposits                                                                  379,942              362,922
                                                                                        ---------------      ---------------
         Total deposits                                                                         410,503              398,819
                                                                                        ---------------      ---------------
     Short-term borrowings                                                                        2,000                    -
     Long-term debt                                                                             114,124              114,124
     Other liabilities                                                                            2,282                2,024
                                                                                        ---------------      ---------------
         Total Liabilities                                                                      528,909              514,967
                                                                                        ---------------      ---------------
Stockholders' Equity
     Common stock, stated value $0.06; 10,000,000 shares authorized; 5,183,371
         and 5,078,858 shares, respectively, issued                                                 331                  325
     Paid-in capital                                                                             46,864               45,795
     Treasury stock, at cost, 533,680 and 440,651 shares, respectively                           (8,680)              (7,385)
     Retained earnings                                                                           11,325                9,749
     Accumulated other comprehensive (loss) income                                                 (125)                  26
                                                                                        ---------------      ---------------
         Total Stockholders' Equity                                                              49,715               48,510
                                                                                        ---------------      ---------------
         Total Liabilities and Stockholders' Equity                                            $578,624             $563,477
                                                                                        ===============      ===============

Consolidated Statements of Income

                                                                                    Years Ended December 31,
                                                                      ------------------------------------------------------
                                                                           2008               2007                2006
                                                                      --------------      --------------      --------------
                                                                            (In Thousands, Except for Per Share Data)
Interest Income
   Loans, including fees                                                      $27,248            $24,365             $22,770
   Securities                                                                   9,185              8,843               8,046
   Other interest-earning assets                                                  190              1,182                 445
                                                                      ----------------   ----------------    ---------------
       Total Interest Income                                                   36,623             34,390              31,261
                                                                      ----------------   ----------------    ---------------
Interest Expense
   Deposits:
      Demand                                                                    1,046              1,006                 426
      Savings and club                                                          1,370              1,866               2,611
      Certificates of deposit                                                   9,106             10,109               7,807
                                                                      ----------------   ----------------    ---------------
                                                                               11,522             12,981              10,844
   Borrowed money                                                               5,141              4,236               2,633
                                                                      ----------------   ----------------    ---------------
       Total Interest Expense                                                  16,663             17,217              13,477
                                                                      ----------------   ----------------    ---------------
       Net Interest Income                                                     19,960             17,173              17,784
Provision for Loan Losses                                                       1,300                600                 625
                                                                      ----------------   ----------------    ---------------
       Net Interest Income after Provision for Loan Losses                     18,660             16,573              17,159
                                                                      ----------------   ----------------    ---------------
Non-Interest  Income
   Fees and service charges                                                       689                629                 595
   Gain on sales of loans originated for sale                                     137                420                 635
   Gain on sale of real estate owned                                                1                 13                   -
   Other than temporary impairment on security                                 (2,915)                 -                   -
   Other                                                                           34                 30                  30
                                                                      ----------------   ----------------    ---------------
       Total Non-Interest (Loss) Income                                        (2,054)             1,092               1,260
                                                                      ----------------   ----------------    ---------------
Non-Interest Expenses
   Salaries and employee benefits                                               5,492              5,699               5,210
   Occupancy expense of premises                                                1,059              1,000                 900
   Equipment                                                                    2,019              1,906               1,734
   Advertising                                                                    241                326                 329
   Loss on overdrafts                                                             560                  -                   -
   Other                                                                        1,943              1,787               1,459
                                                                      ----------------   ----------------    ---------------
       Total Non-Interest Expenses                                             11,314             10,718               9,632
                                                                      ----------------   ----------------    ---------------
       Income before Income Taxes                                               5,292              6,947               8,787
Income Taxes                                                                    1,820              2,509               3,220
                                                                      ----------------   ----------------    ---------------
       Net Income                                                              $3,472             $4,438             $ 5,567
                                                                      ================   ================    ===============
Net Income per Common Share
   Basic                                                                       $0.75              $0.92               $1.11
                                                                      ----------------   ----------------    ---------------
   Diluted                                                                     $0.74              $0.90               $1.08
                                                                      ----------------   ----------------    ---------------
Weighted Average Number of Common Shares Outstanding
   Basic                                                                        4,629              4,818               5,005
                                                                      ----------------   ----------------    ---------------
   Diluted                                                                      4,706              4,943               5,172
                                                                     ----------------   ----------------    ---------------